As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-187175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERITUS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

Chad C. White

Vice President and Secretary

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(206) 298-2909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Emeritus Corporation, a Washington corporation (the “Registrant”), relates to Registration Statement No. 333-187175 filed by the Registrant with the Securities and Exchange Commission on March 11, 2013 registering an unspecified amount of common stock, par value $0.0001 per share (“Common Stock”), an unspecificed amount of preferred stock, par value $0.0001 per share, an unspecified amount of convertible preferred stock, par value $0.0001 per share, an unspecified amount of debt securities, an unspecified amount of convertible debt securities and an unspecified number of warrants to purchase shares of common stock, preferred stock or convertible preferred stock of the Registrant (the “Registration Statement”).

On February 20, 2014, Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Brookdale, the Registrant, and Broadway Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Brookdale (“Merger Sub”). In accordance with the Merger Agreement, on July 31, 2014 (the “Effective Time”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Brookdale.

As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on this 5th day of August, 2014.

EMERITUS CORPORATION

By:	/s/ Chad C. White
Name: Chad C. White
Title: Vice President and Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.